EXHIBIT 99.1

FOR IMMEDIATE RELEASE                    CONTACT:  Ann Folkman (763) 551-7496
                                                   Select Comfort Corporation
                                                   ann.folkman@selectcomfort.com

                       SELECT COMFORT CORPORATION APPOINTS
                     BRENDA LAUDERBACK TO BOARD OF DIRECTORS

    MINNEAPOLIS,  MINN.  (March 3, 2004) - Select Comfort  Corporation  (NASDAQ:
SCSS), the nation's leading bed retailer and creator of the Sleep Number(R) bed, today announced that it has expanded its board of directors tO 10 members and appointed Brenda Lauderback to serve on the board effective February 27, 2004.

    Lauderback will also serve as a member of the Corporate Governance and Nominating Committee of the board of directors.

    Lauderback is a member of the boards of directors of Irwin Financial Corporation, Big Lots Corporation, Louisiana-Pacific Corporation and Wolverine World Wide, Inc. She was formerly group president of wholesale and retail for Nine West Group in White Plains, New York. She also held a number of management positions at Target Corporation including vice president/general merchandise manager.

    "Brenda Lauderback is a highly accomplished leader in the retail and consumer products industry and her expertise and leadership will be valuable in helping to guide Select Comfort's profitable growth," said Bill McLaughlin, Select Comfort president and chief executive officer.

    Lauderback has received a number of honors including an Alumni Achievement Award from Robert Morris University, the Career Women of Achievement Award from the YMCA of Cincinnati, the Femmy Award from the Under Fashions Club, the Bragg Award for Outstanding Achievement from the Black Retail Action Group and the Pinto Project Award from the Ford Foundation. She has served as president of the Minneapolis-St. Paul Chapter of Links, and has served on the advisory board for the Rosie O'Donnell All Kids Foundation and the board of trustees for the Hord Foundation.

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    Lauderback  holds a bachelor  of science  degree in  marketing  from  Robert
Morris University in Pittsburgh, Penn.

ABOUT SELECT COMFORT
    Founded in 1987, Select Comfort Corporation is the nation's leading bed retailer(1), holding 26 U.S. issued or pending patents for its personalized sleep products. The company designs, manufactures and markets a line of adjustable-firmness mattresses featuring air-chamber technology, branded the Sleep Number(R) bed, as well as foundations and sleep accessories. Select Comfort's products are sold through its 347 retail stores located nationwide, including 13 leased departments in Bed Bath & Beyond stores; through selected bedding retailers; through its national direct marketing operations; and on the Internet at www.selectcomfort.com.
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(1)     TOP 25 BEDDING RETAILERS, FURNITURE TODAY, MAY 26, 2003


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